Exhibit 99.1

Quotient Limited Provides Fourth Quarter Fiscal 2022 Results
and Business Update

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Financial Position
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Amended Secured Notes: Reduces the Company’s cash obligations by approximately $93 million over the next 36 months
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Announces Public Equity Offering: Improving liquidity runway
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FY 2022 Revenue of $38.5 Million
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$83.2 million in cash and investments as of March 31, 2022
•
MosaiQ™ Solution
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Commercial Execution:
▪
Extended IH Launch: Commercialization is underway; $1.4 million of MosaiQ orders in Q1 FY2023; Multiple MosaiQ instruments shipped to customers
▪
Tenders: Actively engaged in Immunohematology (IH) donor tenders; 20 European IH donor tender submissions expected in the next 18 months
▪
Distribution Network: 9 international agreements in place and expanding global distribution network

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Transfusion Diagnostics: Extended Serological Disease Screening (SDS) microarray panel continues to progress towards EU commercial launch in calendar year 2023

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Clinical Diagnostics: Partnership with Theradiag to accelerate time to the development of Autoimmune microarray with optimized costs; Will expand access to $2 billion autoimmune IVD specialty market with MosaiQ; Expected entry into EU and US markets in calendar year 2023

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Scientific & Medical Affairs: Successful KOL event held providing expert validation in real-world settings; Innovator’s Circle community is comprised of 8 experts to enable better patient care; Launch of Company’s international research program, Investigator Initiated Research (IIR), with Centre Pasteur in Cameroon (CPC)

JERSEY, Channel Islands, June 24, 2022 (GLOBE NEWSWIRE) – Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (Quotient or the Company), headquartered in Eysins, Switzerland, today reported its fourth quarter fiscal 2022 key financial results and provided an update on recent business developments and key upcoming milestones.

“I am deeply proud of the tremendous progress we have achieved at Quotient during my first year as CEO,” said Manuel O. Mendez, Chief Executive Officer of Quotient. “We received European CE mark approval of the MosaiQ Extended IH microarray in March, and we are announcing a financing with key equity and debt restructuring to strengthen our balance sheet and provide the necessary capital to improve our liquidity runway and advance our commercial and clinical execution strategy. We have a talented and experienced management team to lead us through this period of exciting growth and shareholder value creation for our company.”

Financial Position:

The Company reported cash, cash equivalents and investments of $83.2 million at the end of March 2022 that will allow the Company to continue to drive the expansion of the MosaiQ menu forward and continue the commercialization efforts following the receipt of CE Mark for the Expanded Immunohematology microarray. The recently announced financing strengthens the Company’s cash position and provides additional financial and operational flexibility and an improved liquidity runway.

MosaiQ Solution

Commercial Execution:

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Extended Immunohematology (IH) Launch: The Company recently secured $1.4 million of orders in the first quarter of fiscal year 2023 for its recently CE marked Extended IH MosaiQ solution.
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Tenders: The Company will continue to participate in upcoming IH tenders in Europe and expanding distribution outside of the US. There are over 20 IH tenders which have been identified by the Company and which it intends to pursue across Europe when available for submission over the next 18 months. Quotient remains active in preparing for new tenders in the rest of the world where CE marking is accepted.
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Distribution: In addition, the Company is focused on expanding its distribution footprint across the major international geographies. The Commercial team has signed nine international agreements with distributors.

Transfusion Diagnostics:

Immunohematology (IH) Microarray: In March, the Company received CE Mark for the MosaiQ Extended Immunohematology (IH) Microarray. The receipt of CE Mark allows the Company to commercialize the microarray for use with the Company’s MosaiQ instrument across the European Union and other CE Mark recognizing geographies.

The Company’s MosaiQ platform offers an all-in-one, fully automated, high-performance solution in blood-testing laboratories and other settings. The IH microarray offers extended phenotyping, Antibody Screening and Antigen Typing, including ABO forward and reverse grouping. Laboratories and clinicians may use the platform to generate comprehensive characterization of blood donor samples through a single test procedure.

Serological Disease Screening (SDS) Microarray: The Company has made advances on the Extended SDS panel and continues to expect to submit an application in the EU for CE mark in the second half of calendar year 2022. The Company expects an EU commercial launch and a US FDA BLA submission in the first half of calendar year 2023.

Clinical Diagnostics:

The recently announced Theradiag partnership serves as a key step to introduce the multimodal, multiplexed MosaiQ solution to various clinical diagnostic specialty segments with the aim of enabling clinical labs to simplify the complexity of diagnostic algorithms and accelerate standards of care. The first application covered by their new collaboration will be a solution for Connective Tissue Diseases (CTD). The autoimmune IVD pathway to market has a tighter turnaround time due to different regulatory requirements and is at a lower cost than blood transfusion. The Company estimates that autoimmune diagnostics would provide an additional $2 billion addressable market opportunity for Quotient’s MosaiQ solution.

Scientific & Medical Affairs:

The Company hosted a successful key opinion leader (KOL) webinar (available on the Quotient website) with Dr. Christophe Martinaud (MD, PhD), on the current landscape and unmet needs within blood grouping and donor disease screening, providing expert validation for the MosaiQ solution.

To further strengthen scientific and medical synergies, a total of eight members are participating in the MosaiQ Innovator’s Circle initiative. The goal of the initiative is to create a community of experts at institutions across the world who focus on transfusion medicine and clinical diagnostics. Members partner with Quotient to create innovation and evidence generation to improve patient care and laboratory efficiencies.

In addition, Quotient has established an Investigator Initiated Research (IIR) program open to all healthcare professionals who wish to study the clinical and economic impact of the MosaiQ system.

The Company recently announced an international partnership with Centre Pasteur du Cameroon (CPC) for the IIR program. This partnership will provide Quotient’s R&D team with rare HIV samples and will sponsor young scientists studying infectious diseases in Africa.

Additionally, the Company established a new Scientific Advisory Board relating to Autoimmunity and Allergy and has published a white paper focused on how increasing phenotype-matched blood provided to hospital patients is expected to make transfusion medicine safer and more effective.

Fiscal Fourth Quarter Financial Results:

The Alba by Quotient reagent business generated product sales of $9.8 million in the fourth quarter of FY 2022, up 2% from the quarter ended March 31, 2021. OEM sales increased by 3% and sales to direct customers and distributors were up 9% vs. Q4 FY2021. In the quarter ended March 31, 2022, gross margin on product sales was at 39% compared to the gross of margin of 46% reported in the quarter ended March 31, 2021.

Key revenue and profit results are summarized below (expressed in thousands, except percentages)

	Quarter Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
(in thousands, except percentages)
Revenue:
Product sales - OEM customers	$6,654	$6,470	$25,653	$23,224
Product sales - direct customers and distributors	3,132	2,870	12,539	11,287
Product sales - MosaiQ	-	240	91	1,276
Other revenues	-	58	231	7,592
Total revenue	$9,786	$9,638	$38,514	$43,379

Product sales from standing purchase orders (%)	69%	64%	66%	67%

Gross profit	3,795	4,447	14,944	23,305
Gross profit as a % of total revenue	39%	46%	39%	54%
Gross margin on product sales (%)	39%	46%	38%	44%
Operating loss	(26,865)	(28,458)	(103,827)	(82,697)

Total operating expenses for the quarter decreased by $2.2 million or 7% compared to the fourth quarter of the prior fiscal year. This decrease is driven primarily by a reduction in executive management transition payments compared to the prior year.

Capital expenditures totaled $0.6 million in the quarter ended March 31, 2022, compared with $0.6 million in the quarter ended March 31, 2021.

Interest expense for the quarter increased by $2.9 million compared to Q4 of FY 2021. The higher interest expense recognized in the current period is driven by the issuance of our Convertible Notes in fiscal year 2022 and an increase in our estimated royalty liability as a result of an increase in projected sales over the periods subject to the agreement.

As of March 31, 2022, Quotient had $83.2 million in cash and investments and $233.3 million of debt and $8.7 million in restricted cash.

Of the $83.2 million in cash and investments, $18.1 million relates to investments held in Credit Suisse Supply Chain funds. In Q4, we determined that a further impairment of $1.0 million was required related to litigation costs incurred by Credit Suisse which Credit Suisse communicated would be deducted from investor recoveries. Our holdings in one of the Credit Suisse funds has been classified as a long-term investment as of March 31, 2022.

Outlook for the Fiscal Year Ending March 31, 2023

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The Company expects total sales in the current fiscal year will be in the range of $39 million to $42 million compared to $38.5 million in FY 2022.

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Capital expenditures for fiscal year 2023 are expected to be in the range of $5 million to $10 million.

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The Company estimates that cash used for operations for fiscal year 2023 will be in the range of $6.5 million to $7.5 million per month (excluding debt service cost and capital expenditures).

The accompanying consolidated financial statements have been prepared on a basis which assumes that Quotient will continue as a going concern. However, the Company has incurred net losses from operations in each year since it commenced operations in 2007 and had an accumulated deficit of $725.0 million as of March 31, 2022. The Company expects to include a disclosure within its Annual Report on Form 10-K in respect of certain conditions concerning the Company’s overall liquidity position that raise substantial doubt about its ability to continue as a going concern.

Conference Call:

Quotient will host a conference call on June 24th, 2022, at 8:00 a.m. Eastern Time to provide a business update. Participants may access the call by dialing 1-877-407-0784 in the U.S. or +1-201-689-8561 outside the U.S. The access code is 13729874. The conference call will be webcast live on the Company’s website at www.quotientbd.com or by using the following webcast link.

A replay of this conference call will be available through July 8th, 2022, by dialing 1-877-407-0784 in the U.S. or +1-201-689-8561 outside the U.S. The access code is 13729874.

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. The MosaiQ solution, Quotient’s proprietary multiplex microarray technology, offers the world’s ﬁrst fully automated, consolidated testing platform, allowing for multiple tests across different modalities. The MosaiQ solution is designed to be a game-changing solution, which Quotient believes will increase efﬁciencies, improve clinical practice, and deliver signiﬁcant workﬂow improvements and operational cost savings to laboratories around the world. Quotient’s operations are based in Switzerland, Scotland, US, and the UAE.

The Quotient logo, Quotient MosaiQ and MosaiQ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the potential for using the Company’s MosaiQ technology to infectious disease diagnostics), current estimates of full year fiscal 2023 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceedings; continued or worsening adverse conditions in the general domestic and global economic markets, including as a result of the global COVID-19 pandemic; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements. The Quotient logo, Quotient MosaiQ and MosaiQ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Investor Relations, ir@quotientbd.com; +41 22 545 52 26

Quotient Limited
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)

	Year ended March 31,
	2022	2021
Revenue:
Product sales	$38,283	$35,787
Other revenues	231	7,592
Total revenue	38,514	43,379
Cost of revenue	(23,569)	(20,074)
Gross profit	14,944	23,305
Operating expenses:
Sales and marketing	(11,023)	(9,849)
Research and development, net of government grants	(58,691)	(53,727)
General and administrative expense:
Compensation expense in respect of share options and management equity incentives	(6,951)	(4,984)
Other general and administrative expenses	(42,107)	(37,442)
Total general and administrative expense	(49,058)	(42,426)
Total operating expense	(118,771)	(106,002)
Operating loss	(103,827)	(82,697)
Other income (expense):
Interest expense, net	(31,954)	(29,804)
Other, net	11,612	2,723
Other income (expense), net	(20,342)	(27,081)
Loss before income taxes	(124,169)	(109,778)
Provision for income taxes	(961)	(1,254)
Net loss	$(125,130)	$(111,032)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(355)	$582
Unrealized loss on short-term investments	(186)	(898)
Foreign currency gain (loss)	6,007	(2,057)
Provision for pension benefit obligation	2,941	447
Other comprehensive income (loss), net	8,407	(1,926)
Comprehensive loss	$(116,723)	$(112,958)
Net loss available to ordinary shareholders - basic and diluted	$(125,130)	$(111,032)
Loss per share - basic and diluted	$(1.23)	$(1.21)
Weighted-average shares outstanding - basic and diluted	101,910,562	91,637,966

Quotient Limited
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2022	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$65,059	$45,673
Short-term investments	2,626	65,999
Trade accounts receivable, net	6,272	5,323
Inventories	22,036	22,011
Prepaid expenses and other current assets	5,761	4,870
Total current assets	101,754	143,876
Restricted cash	8,744	9,024
Long-term investments	15,467	—
Property and equipment, net	33,242	39,071
Operating lease right-of-use assets	29,411	22,011
Intangible assets, net	520	619
Deferred income taxes	123	255
Other non-current assets	4,728	4,956
Total assets	$193,989	$219,812
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,524	$4,659
Accrued compensation and benefits	8,503	12,343
Accrued expenses and other current liabilities	15,729	14,009
Current portion of long-term debt	—	24,167
Current portion of operating lease liability	3,535	3,446
Current portion of finance lease obligation	537	835
Total current liabilities	32,828	59,459
Long-term debt, less current portion	233,313	145,059
Derivative liabilities	13,515	—
Operating lease liability, less current portion	28,753	20,907
Finance lease obligation, less current portion	388	445
Deferred income taxes	1,988	1,152
Defined benefit pension plan obligation	4,777	6,896
7% Cumulative redeemable preference shares	22,525	21,475
Total liabilities	338,087	255,393
Commitments and contingencies
Shareholders' equity (deficit):
Ordinary shares (nil par value) 102,611,397 and 101,264,412 issued and outstanding at March 31, 2022 and March 31, 2021 respectively	540,736	540,813
Additional paid in capital	46,399	38,116
Accumulated other comprehensive loss	(6,191)	(14,598)
Accumulated deficit	(725,042)	(599,912)
Total shareholders' equity (deficit)	(144,098)	(35,581)
Total liabilities and shareholders' equity (deficit)	$193,989	$219,812

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year ended March 31,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(125,130)	$(111,032)
Adjustments to reconcile net loss to net cash provided by operating activities operating activities:
Depreciation, amortization and loss on disposal of fixed assets	7,417	8,354
Share-based compensation	6,156	4,984
Increase in deferred lease rentals	659	726
Swiss pension obligation	669	1,054
Amortization of deferred debt issue costs and discount	11,020	12,965
Impairment of investments	970	2,285
Change in fair value of derivative instruments	(19,395)	—
Accrued preference share dividends	1,050	1,050
Provision for income taxes	961	1,254
Net change in assets and liabilities:
Trade accounts receivable, net	(1,143)	568
Inventories	(165)	(475)
Accounts payable and accrued liabilities	3,418	(3,410)
Accrued compensation and benefits	(3,735)	4,549
Other assets	(1,796)	(454)
Net cash used in operating activities	(119,044)	(77,582)
INVESTING ACTIVITIES:
Increase in short-term investments	(4,500)	(87,247)
Realization of short-term investments	51,425	134,936
Purchase of property and equipment	(2,851)	(4,240)
Purchase of intangible assets	—	—
Net cash from investing activities	44,074	43,449
FINANCING ACTIVITIES:
Repayment of finance leases	(713)	(633)
Proceeds from issuance of long-term debt	104,222	—
Debt issuance costs	(3,732)	—
Repayment of long-term debt	(12,083)	—
(Cost of) proceeds from issuance of ordinary shares and warrants	(76)	80,881
Net cash generated from financing activities	87,618	80,248
Effect of exchange rate fluctuations on cash and cash equivalents	6,458	(4,358)
Change in cash and cash equivalents	19,106	41,757
Beginning cash and cash equivalents	54,697	12,940
Ending cash and cash equivalents	$73,803	$54,697
Supplemental cash flow disclosures:
Income taxes paid	—	—
Interest paid	19,008	17,529
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	65,059	45,673
Restricted cash	8,744	9,024
Total cash, cash equivalents and restricted cash	$73,803	$54,697